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                                                                    EXHIBIT 15.1


                   ACKNOWLEDGEMENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
Schuler Homes, Inc.
(formerly Schuler Holdings, Inc.)

        We are aware of the incorporation by reference in the Registration Statement on Form 10 of Schuler Homes, Inc. (formerly Schuler Holdings, Inc.) for the registration of its Class A common stock of our report dated February 13, 2001 relating to the unaudited consolidated interim financial statements of Schuler Residential, Inc. (formerly Schuler Homes, Inc.) for the quarter ended December 31, 2000 which is incorporated by reference in the Registration Statement on Form S-8 of Schuler Homes, Inc. pertaining to the Schuler Homes, Inc. 2000 Stock Incentive Plan and 1992 Stock Option Plan.

Honolulu, Hawaii
April 18, 2001